Exhibit 99.4

Shift to go public later this year by agreeing to combine with INSU today

We are very excited to announce that Shift has entered into an agreement to combine with a special purpose acquisition company (SPAC) called Insurance Acquisition Corp. (NASDAQ: INSU).

As part of the business combination, INSU has raised $185MM in commitments from investors to purchase INSU equity capital, which cash would be available to the combined company following the completion of the business combination, in addition to potential proceeds from the SPAC trust, which currently stands at >$150MM.

We last wrote on our blog in late March when we had to announce some very painful decisions that affected our team and business stemming from the COVID pandemic and economic uncertainty. Facing some of the most challenging headwinds we could have ever imagined, our team nonetheless persevered, continuing to service our customers as they searched for alternative means of transportation. To be here now, announcing this milestone, is a testament to our incredible team that has worked so tirelessly to bring Shift to this stage.

Shift started selling cars in 2014 with a mission to simplify buying and selling of used cars. Offering consumers a complete car buying and selling relationship, it has combined a powerful technology platform with an omnichannel sales approach to redesign the car buying experience, especially through our patented test-drive-delivered-to-customer service. By combining its ability to quickly and accurately evaluate, price, recondition and sell cars across the entire value spectrum with its unique white glove service, Shift has seen meaningful market penetration in its core markets as customers appreciate the breadth of selections and convenience.

This transaction represents a tremendous opportunity for our company. Once completed, we expect it to significantly enhance our ability to scale our technology and operations, accelerate our growth, and continue on our mission to make car buying simple, fair and accessible to all. We are targeting to finalize the combination toward the end of Q3’2020, following the SEC review process and the completion of various conditions to closing, including among other things certain regulatory and stockholder approvals.

We want to close out with a huge shout-out to the many people who’ve helped us along the way. We’ve known each other for nearly 25 years, and each of our journeys in life and business reflect the incredible promise and opportunity of our wonderful country, in which entrepreneurship is able to flourish unlike anywhere else. None of this would be possible without the support of so many who have been with us along the way, both at Shift and in life. From our teachers and mentors, to our investors, to the hundreds of team members who have worked at Shift over the years, to our families and friends who have put up with us working non-stop hours, we owe a huge thank you.

Of course, today’s announcement is a big deal for Shift, but the hard work does not stop now. We are excited about what lies ahead. Onward!

George & Toby

Caution Regarding Forward Looking Statements

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of Insurance Acquisition Corp., Shift Technologies, Inc. or the combined company after completion of the Business Combination are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger and the proposed business combination contemplated thereby; (2) the inability to complete the transactions contemplated by the Agreement and Plan of Merger due to the failure to obtain approval of the stockholders of Insurance Acquisition Corp. or other conditions to closing in the Agreement and Plan of Merger; (3) the ability to meet Nasdaq’s listing standards following the consummation of the transactions contemplated by the Agreement and Plan of Merger; (4) the risk that the proposed transaction disrupts current plans and operations of Shift Technologies, Inc. as a result of the announcement and consummation of the transactions described herein; (5) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (6) costs related to the proposed Business Combination; (7) changes in applicable laws or regulations; (8) the possibility that Shift Technologies, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties indicated from time to time in other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by Insurance Acquisition Corp. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Insurance Acquisition Corp. and Shift Technologies, Inc. undertake no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Additional Information

In connection with the proposed Business Combination between Shift Technologies, Inc. and Insurance Acquisition Corp., Insurance Acquisition Corp. intends to file with the SEC a preliminary proxy statement / prospectus and will mail a definitive proxy statement / prospectus and other relevant documentation to Insurance Acquisition Corp. stockholders. This document does not contain all the information that should be considered concerning the proposed Business Combination. It is not intended to form the basis of any investment decision or any other decision in respect to the proposed Business Combination. Insurance Acquisition Corp. stockholders and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus and any amendments thereto, and the definitive proxy statement / prospectus in connection with Insurance Acquisition Corp.’s solicitation of proxies for the special meeting to be held to approve the transactions contemplated by the proposed Business Combination because these materials will contain important information about Shift Technologies, Inc., Insurance Acquisition Corp. and the proposed transactions. The definitive proxy statement / prospectus will be mailed to Insurance Acquisition Corp. stockholders as of a record date to be established for voting on the proposed Business Combination when it becomes available. Stockholders will also be able to obtain a copy of the preliminary proxy statement / prospectus and the definitive proxy statement / prospectus once they are available, without charge, at the SEC’s website at http://sec.gov or by directing a request to: John M. Butler, President and Chief Executive Officer, Insurance Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, Pennsylvania 19104.

This document shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combination.

Participants in the Solicitation

Insurance Acquisition Corp. and its directors and officers may be deemed participants in the solicitation of proxies of Insurance Acquisition Corp. stockholders in connection with the proposed business combination. Insurance Acquisition Corp. stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Insurance Acquisition Corp. in Insurance Acquisition Corp.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Insurance Acquisition Corp. stockholders in connection with the proposed transaction will be set forth in the proxy statement / prospectus for the transaction when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement / prospectus that Insurance Acquisition Corp. intends to file with the SEC.

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